EXHIBIT 99

                             P R E S S   R E L E A S E

                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Christy Coulston,
                                             Vice President & Marketing Director
                                                                  (707) 935-3200

                     SONOMA VALLEY BANCORP ANNOUNCES RECORD
                         LEVELS OF EARNINGS AND ASSETS

SONOMA, California, April 7, 2006 - Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported record company earnings of $922,053 for the quarter ended March 31, 2006, compared to $730,586 a year ago, a gain of 26.2%. Earnings per share increased to $.41 versus $.34, a gain of 20.6% over 2005.

Sonoma Valley Bancorp also posted record total assets of $252 million at March 31, 2006, up 10.9% from $227 million a year ago. Deposits grew to $223 million, up 14.2% from $195 million last year. Loans reached $182 million, up 17.8% from $154 million in 2005. The annualized Return on Average Assets was 1.51% and the annualized Return on Average Equity was 15.50%. The Book Value for the stock at period end was $10.76.

The record results were accomplished through substantial growth of loans and deposits, as well as by controlling personnel expenses, achieving other operating efficiencies, and improving non-interest income. During the quarter, the Company paid a twenty five cent ($.25) per share cash dividend and announced its intent to repurchase up to 60,000 shares of Company stock, in accordance with the Board of Directors' strategic objective for prudent capital management.

For the thirteenth year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS, as well as "Best of the Best" of its peer group of banks. Sonoma Valley Bank was chosen as the number one bank in California in its size category for exceptional historical performance. Bauer Financial again awarded the Bank their highest designation, 5 STAR, based on its capital strength and consistent earnings.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.